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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the use of our Independent Auditors' Report dated October 22, 1999, except as to note 13(d) which is as of November 12, 1999, relating to the consolidated balance sheets of MedicaLogic, Inc. as of December 31, 1997 and 1998, and September 30, 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 and for the nine-month period ended September 30, 1999 which report is included in the Registration Statement and Prospectus, dated December 9, 1999, of MedicaLogic, Inc., and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG LLP

Portland, Oregon
December 9, 1999